Exhibit 10.12

RETENTION AGREEMENT FOR PATRICK L. BRIDGES

This Retention Agreement (hereinafter “Agreement”) is made effective as of the 30th day of April, 2014 (the “Effective Date”), by and between Tri-State Generation and Transmission Association, Inc. (the “Employer”) and Patrick L. Bridges (“Executive”). Both the Employer and Executive are hereinafter jointly referred to as “Parties” in this Agreement.

RECITALS

WHEREAS, Executive is the Senior Vice President and Chief Financial Officer of the Employer and an integral part of the Employer’s management; and

WHEREAS, the Employer desires to provide Executive with certain benefits if Executive continues his employment with the Employer as its Senior Vice President and Chief Financial Officer (or in such other positions to which he may be appointed) for a certain period of time; and

WHEREAS, the Employer and Executive have determined it is in their mutual best interests to enter into this Agreement;

NOW, THEREFORE, the parties hereby agree as follows:

AGREEMENT

1.                                      RETENTION PERIOD.

Unless earlier terminated as hereinafter provided, this Agreement shall commence on the Effective Date hereof and shall end on March 31, 2016 (the “Retention Period”). This Agreement shall not be considered an employment agreement and in no way guarantees Executive the right to continue in the employment of the Employer or its affiliates. Executive’s employment is considered employment at will, subject to Executive’s right to receive payments upon certain terminations of employment as provided below.

2.                                      DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings specified below:

2.1                               “Beneficiary” or “Beneficiaries” - The person or persons entitled to receive any amounts owing to Executive under this Agreement upon Executive’s death. Executive may designate a person or persons as Executive’s Beneficiary under this Agreement. A Beneficiary designation shall be made on such form or forms as the Employer may provide, and the designation shall be effective only when filed with the Employer during Executive’s lifetime. A Beneficiary designation can be changed at any time by Executive by filing a new Beneficiary designation with the Employer. The revocation of a previous Beneficiary designation does not require the consent of any designated Beneficiary. If Executive has designated Executive’s spouse as Beneficiary, and subsequent to this designation, Executive is legally divorced, the Beneficiary designation naming the former spouse shall be automatically revoked. The foregoing sentence shall not preclude the former spouse from being Executive’s designated Beneficiary pursuant to a Beneficiary designation made under this Agreement subsequent to the judgment of divorce. If no Beneficiary designation has been made or the designee has predeceased Executive, Executive is deemed to have designated the following as Beneficiaries, in the order named:

(a)                                 Executive’s spouse, and if he does not have a spouse,

(b)                                 Executive’s estate.

2.2                               “Board” or “Board of Directors” - The Board of Directors of Tri-State Generation and Transmission Association, Inc. or its successor.

2.3                               “Cause” - The involuntary termination of Executive by the Employer for the following reasons shall constitute a termination for Cause:

(a)                                 If termination shall have been the result of an act or acts by the Executive which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses);

(b)                                 If termination shall have been the result of an act or acts by the Executive which are in the good faith judgment of the Employer to be in violation of law or of the policies of the Employer and which result in material injury to the Employer;

(c)                                  If termination shall have been the result of an act or acts of dishonesty by the Executive resulting or intended to result directly or indirectly in gain or personal enrichment to the Executive at the expense of the Employer; or

(d)                                 Upon the continued failure by the Executive for a period of not less than sixty (60) days substantially to perform the duties reasonably assigned to Executive given Executive’s training and experience (other than any such failure resulting from incapacity due to mental or physical illness not constituting a Disability, as defined herein), after a demand in writing for substantial performance of such duties is delivered by the Employer, which demand specifically identifies the manner in which the Employer believes that Executive has not substantially performed his duties, and such failure results in material injury to the Employer.

2.4                               “Code” - The Internal Revenue Code of 1986, as amended, or the corresponding provisions of any future federal tax law.

2.5                               “Date of Termination” - The date specified in the Notice of Termination (which may be immediate) as the date upon which the Executive’s employment with the Employer is to terminate.

2.6                               “Disability” - Disability shall have the meaning ascribed to such term in the Employer’s long-term disability plan covering the Executive, or in the absence of such plan, a meaning consistent with Section 22(e)(3) of the Code.

2.7                               “Employer” - Tri-State Generation and Transmission Association, Inc., a not-for-profit corporation, or any successor to its business and/or assets.

2.8                               “Notice of Termination” - A written notice from one party to the other party under Section 4.4 specifying the Date of Termination and which, if required by this Agreement, sets forth in reasonable detail the facts and circumstances relating to the basis for termination of Executive’s employment.

3.                                      RETENTION PAYMENT

3.1                               In General. In consideration of Executive’s agreement to continue employment with the Employer during the Retention Period, Executive is eligible to receive a retention payment of ninety-five thousand dollars ($95,000.00) (“Retention Payment”), if he remains actively employed by Employer until the last day of the Retention Period. The Retention Payment shall be paid in full in cash (less applicable withholding taxes) within thirty (30) days after the end of the Retention Period if he remains actively employed by Employer until the last day of the Retention Period.

3.2                               Termination By Employer For Cause Or By The Executive. If prior to April 1, 2016, Executive’s employment is terminated (i) by the Employer as a result of a termination for Cause or (ii) by the Executive for any reason, the entire Retention Payment shall be forfeited, and no amount shall be payable to the Executive under this Agreement.

3.3.                            Retention Payment Upon Involuntary Termination Without Cause. If Executive’s employment is involuntarily terminated prior to April 1, 2016 by the Employer without Cause, such termination shall result in an immediate vesting of the full Retention Payment and the Retention Payment shall be paid within thirty (30) days of Executive’s Date of Termination (less applicable withholding taxes).

3.4                               Retention Payment Upon Termination As A Result Of Death Or Disability. If Executive’s employment is terminated as a result of Executive’s death or Disability prior to April 1, 2016, Executive shall be entitled to receive a portion of the Retention Payment determined by multiplying the Retention Payment by a fraction, the numerator of which is the number of full months that have elapsed since April 1, 2014 as of his Date of Termination as a result of death or Disability and the denominator of which is 24. The portion of the Retention Payment payable under this Section 3.4 shall be paid within thirty (30) days of Executive’s Date of Termination (less applicable withholding taxes).

3.5                               Release of Claims. To be entitled to any of the Retention Payments described above in this Section 3, Executive (or his heirs), as the case may be, shall execute a release of claims in form satisfactory to the Employer. No payments shall be made under this Section 3 until such release has been properly executed and delivered to the Employer and until the expiration of the revocation period, if any, provided under the release. If the release is not properly executed by Executive and delivered to the Employer, the Employer’s obligations under this Section 3 will terminate.

3.6                               Section 409A. The Retention Payment paid pursuant to this Section 3 is intended to constitute a payment pursuant to the “short-term deferral” exception under Code Section 409A as set forth in Section 1.409A-1(b)(4) of the Treasury Regulations. To the extent applicable, this Agreement shall at all times be operated in accordance with the requirements of Section 409A of the Code, including any applicable exceptions. The Employer shall have authority to take action, or refrain from taking any action, with respect to the payments and benefits under this Agreement that is reasonably necessary to comply with Section 409A. To the extent applicable, the Employer shall have the authority to delay the commencement of all or a part of the payments to Executive under this Section 3 if Executive is a “key employee” of the Employer (as determined by the Employer in accordance with procedures established by the Employer that are consistent with Section 409A) to a date which is six months after the date of Executive’s termination of employment (and on such date the payments that would otherwise have been made during such six-month period shall be made) to the extent (but only to the extent) such delay is required under the provisions of Section 409A to avoid imposition of additional income and other taxes.

4.                                      MISCELLANEOUS.

4.1                               Confidentiality of Agreement. Executive agrees that he is required to keep the terms, amount, and fact of this Agreement strictly confidential, and that, except as required by law or authorized in writing by the Employer, he will not disclose any information concerning this Agreement to anyone. Executive understands that any such disclosure of this Agreement will constitute a breach of the Agreement resulting in the forfeiture of his rights to any Retention Payment.

4.2                               Contract Non-Assignable. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills and knowledge of Executive, and agree that this Agreement may not be assigned or transferred by Executive.

4.3                               Successors; Binding Agreement. In addition to any obligations imposed by law upon any successor to the Employer, the Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer, to expressly assume and agree to perform this Agreement, in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place.

4.4                               Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or seven days after mailing if mailed first class, certified mail, postage prepaid, addressed as follows:

If to the Employer:	Tri-State Generation and Transmission Association, Inc.
Attention: President and Chairman of the Board of Directors

If to Executive:	To his last known address on file with the Employer:

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

4.5                               Provisions Severable. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

4.6                               Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

4.7                               Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

4.8                               Governing Law. The validity and effect of this Agreement shall be governed by and be construed and enforced in accordance with the laws of the State of Colorado.

4.9                               Benefits Payable From General Assets. The benefits payable under this Agreement shall be paid by the Employer out of its general assets. To the extent Executive acquires the right to receive a payment under this Agreement, such right shall be no greater than that of an unsecured general creditor of the Employer.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EXECUTIVE

/S/ Patrick L. Bridges
Patrick L. Bridges

TRI-STATE GENERATION AND
TRANSMISSION ASSOCIATION, INC.

By:	/s/ Micheal McInnes
Micheal McInnes
Interim Executive Vice-President and
General Manager